Exhibit 99.1
Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Second Quarter 2022
●	Total revenue increased 16.3% to $2,674 million
●	Property revenue increased 17.1% to $2,615 million
●	Net income increased 19.1% to $891 million
●	Adjusted EBITDA increased 13.2% to $1,671 million
●	Consolidated AFFO increased 8.8% to $1,193 million
●	Net income attributable to AMT common stockholders increased 20.4% to $898 million
●	AFFO attributable to AMT common stockholders increased 7.0% to $1,155 million
Boston, Massachusetts – July 28, 2022: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended June 30, 2022.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “We delivered strong financial and operational results in the second quarter, while generating double-digit dividend per share growth and building over 1,500 high-return towers. Once again, we are raising our 2022 outlook for Attributable AFFO per Share, despite recent foreign exchange rate challenges, while also demonstrating core outperformance across property revenue and Adjusted EBITDA. This resiliency reflects continued network investment driven demand, the critical connectivity we support around the globe and the successful execution of our CoreSite financing initiatives, including our common stock offering and announced strategic partnership with Stonepeak.
Going forward, we’re focused on leveraging our global scale to drive sustainable organic growth, adding attractive assets through disciplined capital allocation and delivering incremental stockholder value, all while playing a positive role in the communities we serve.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended June 30, 2022 (all comparative information is presented against the quarter ended June 30, 2021).

($ in millions, except per share amounts.)	Q2 2022	Growth Rate
Total revenue	$2,674	16.3%
Total property revenue	$2,615	17.1%
Total Tenant Billings Growth	$135	7.8%
Organic Tenant Billings Growth	$45	2.6%
Property Gross Margin	$1,821	13.1%
Property Gross Margin %	69.6%
Net income(1)	$891	19.1%
Net income attributable to AMT common stockholders(1)	$898	20.4%
Net income attributable to AMT common stockholders per diluted share(1)	$1.95	18.2%
Adjusted EBITDA	$1,671	13.2%
Adjusted EBITDA Margin %	62.5%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$1,649	33.6%
Consolidated AFFO	$1,193	8.8%
Consolidated AFFO per Share	$2.59	7.0%
AFFO attributable to AMT common stockholders	$1,155	7.0%
AFFO attributable to AMT common stockholders per Share	$2.51	5.0%

Cash provided by operating activities(2)	$915	(3.8)%
Less: total cash capital expenditures(3)	$378	32.2%
Free Cash Flow(2)	$538	(19.3)%
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(1)Q2 2022 growth rates positively impacted by approximately $395 million of foreign currency gains in the current period as compared to foreign currency gains of approximately $147 million in the prior-year period.
(2)Growth rates negatively impacted by a non-recurring advance payment received from a customer in Q3 2021 for payments due through Q4 2022. Cash from operations through the end of 2022 is expected to be proportionately negatively impacted as a result of this advance payment.
(3)Q2 2022 cash capital expenditures include $11.0 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended June 30, 2022, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q2 2022(1)
Distributions per share	$1.43
Aggregate amount (in millions)	$666
Year-over-year per share growth	12.6%
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(1)    The distribution declared on May 18, 2022, was paid in the third quarter of 2022 to stockholders of record as of the close of business on June 17, 2022.

Capital Expenditures – During the second quarter of 2022, total capital expenditures were approximately $378 million, of which $43 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the second quarter of 2022, the Company spent approximately $90 million to acquire 118 communications sites and other communications infrastructure assets, including 96 communications sites in connection with the Company’s previously disclosed agreement with Orange S.A. (“Orange”), as well as fiber connected to the Company’s communications sites in Spain from Telefónica de España S.A.U.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended June 30, 2022, the Company’s Net Leverage Ratio was 5.8x net debt (total debt less cash and cash equivalents) to second quarter 2022 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding)	As of June 30, 2022
Total debt	$40,844
Less: Cash and cash equivalents	2,067
Net Debt	$38,777
Divided By: Second quarter annualized Adjusted EBITDA(1)	6,683
Net Leverage Ratio(2)	5.8x
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(1)Q2 2022 Adjusted EBITDA multiplied by four.
(2)Pro forma for (i) anticipated proceeds from the Company’s agreement with Stonepeak, as further described below, which are expected to be used to repay existing indebtedness under the Company’s revolving credit facilities and/or term loans, and (ii) financing activities subsequent to quarter end, net leverage would be 5.5x.

Liquidity and Financing Activities – As of June 30, 2022, the Company had approximately $5.4 billion of total liquidity, consisting of approximately $2.1 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $3.4 billion under its revolving credit facilities, net of any outstanding letters of credit.
On April 1, 2022, the Company issued an aggregate of $1.3 billion in senior unsecured notes. The net proceeds were used to repay existing indebtedness under its senior unsecured revolving credit facilities and its $3.0 billion 364-day delayed draw term loan (the “2021 USD 364-Day Delayed Draw Term Loan”).
In addition, during the second quarter of 2022, the Company completed a registered public offering of 9,185,000 shares of its common stock, par value $0.01 per share, (which includes the full exercise of the underwriters’ over-allotment option) at $256.00 per share. Aggregate net proceeds from this offering were approximately $2.3 billion after deducting underwriting discounts and estimated offering expenses. The Company used the net proceeds to repay existing indebtedness under the 2021 USD 364-Day Delayed Draw Term Loan.
Subsequent to the end of the second quarter, in connection with the funding of the acquisition of CoreSite Realty Corporation (“CoreSite,” and the acquisition, the “CoreSite Acquisition”), the Company entered into an agreement pursuant to which Stonepeak Partners LP (“Stonepeak”), on behalf of certain affiliated investment vehicles, will acquire a noncontrolling ownership interest in the Company’s U.S. data center business for total aggregate consideration of $2.5 billion, through an investment in common equity and mandatorily convertible preferred equity. The Company expects the transaction to close in the third quarter of 2022, subject to customary closing conditions.
Upon closing of the transaction, the Company will hold a common equity interest of approximately 77% in its U.S. data center business, with Stonepeak holding approximately 23% of outstanding common equity and 100% of outstanding mandatorily convertible preferred equity. On a fully converted basis, which is expected to occur four years from the date of closing, and on the basis of the currently outstanding equity, the Company will hold a controlling ownership interest of approximately 71%, with Stonepeak holding approximately 29%.

FULL YEAR 2022 OUTLOOK
The following full year 2022 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of July 28, 2022. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
As of July 28, 2022, based on currently available information, the Company does not anticipate significant impacts to its underlying operating results in 2022 as a result of the coronavirus (“COVID-19”) pandemic. This is subject to change depending on future developments, which are highly uncertain and cannot be predicted at this time. Additional information pertaining to the impact of COVID-19 on the Company is provided in our Form 10-K for the twelve months ended December 31, 2021.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for July 28, 2022 through December 31, 2022: (a) 148 Argentinean Pesos; (b) 1.46 Australian Dollars; (c) 94.00 Bangladeshi Taka; (d) 5.40 Brazilian Reais; (e) 1.30 Canadian Dollars; (f) 945 Chilean Pesos; (g) 4,300 Colombian Pesos; (h) 0.98 Euros; (i) 8.15 Ghanaian Cedis; (j) 79.60 Indian Rupees; (k) 119 Kenyan Shillings; (l) 20.40 Mexican Pesos; (m) 415 Nigerian Naira; (n) 6,930 Paraguayan Guarani; (o) 3.90 Peruvian Soles; (p) 55.80 Philippine Pesos; (q) 4.65 Polish Zloty; (r) 16.80 South African Rand; (s) 3,780 Ugandan Shillings; and (t) 640 West African CFA Francs.
The Company’s outlook reflects estimated negative impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $99 million, $48 million and $40 million, respectively, relative to the Company’s prior 2022 outlook. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Due to the negative effects of foreign exchange rate fluctuations, the Company is lowering the midpoint of its full year 2022 outlook for property revenue and Adjusted EBITDA by $15 million and $20 million, respectively, which represents foreign exchange rate neutral outperformance of $84 million and $27 million, respectively. Similarly, the Company is lowering the midpoint of its full year 2022 outlook for Consolidated AFFO and AFFO attributable to AMT common stockholders by $80 million and $90 million, respectively, due to foreign exchange currency fluctuations, and also increased interest expense, primarily associated with higher debt balances assumed for the financing of CoreSite, which is more than offset by a corresponding equity issuance assumption on a per share basis. The Company is raising the midpoint of its full year 2022 outlook for AFFO attributable to AMT common stockholders per Share by $0.02. The Company is raising the midpoint of its full year 2022 outlook for net income and net income attributable to AMT common stockholders by $535 million and $570 million, respectively, which includes the positive impact of foreign currency gains in the second quarter.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2022 Outlook ($ in millions, except per share amounts.)	Full Year 2022			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$10,280	to	$10,460	13.8%
Net income	2,555	to	2,665	1.7%
Net income attributable to AMT common stockholders	2,615	to	2,725	4.0%
Adjusted EBITDA	6,535	to	6,645	10.1%
Consolidated AFFO	4,625	to	4,735	7.0%
AFFO attributable to AMT common stockholders	4,455	to	4,565	5.5%
AFFO attributable to AMT common stockholders per Share	$9.62	to	$9.86	3.3%
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(1)Includes U.S. & Canada segment property revenue of $4,910 million to $4,970 million, international property revenue of $4,620 million to $4,720 million and Data Centers segment property revenue of $750 million to $770 million, reflecting midpoint growth rates of 0.4%, 12.1%, and 3,173.5%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of less than 1% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of over 5% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments. Data Centers property revenue reflects revenue from the Company’s recently acquired CoreSite data center assets, along with revenue from its legacy owned data center facilities.

2022 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	International Property(3)	Data Centers Property(4)	Total Property
International pass-through revenue	N/A	$1,516	N/A	$1,516
Straight-line revenue	406	18	20	444
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.
(4)Data Centers property revenue reflects revenue from the Company’s recently acquired CoreSite data center assets, along with revenue from its legacy owned data center facilities.

2022 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	~1%	~6%	~3%
New Site Tenant Billings	~0%	~10%	~3-4%
Total Tenant Billings Growth	~1%	~16%	~6-7%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2022
Discretionary capital projects(1)	$835	to	$865
Ground lease purchases	180	to	200
Start-up capital projects	280	to	300
Redevelopment	475	to	495
Capital improvement	165	to	175
Corporate	5	—	5
Total	$1,940	to	$2,040
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(1)Includes the construction of 6,000 to 7,000 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2022
Net income	$2,555	to	$2,665
Interest expense	1,140	to	1,120
Depreciation, amortization and accretion	3,235	to	3,255
Income tax provision	125	to	135
Stock-based compensation expense	170	—	170
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	(690)	to	(700)
Adjusted EBITDA	$6,535	to	$6,645

Reconciliation of Outlook for Consolidated AFFO and AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2022
Net income	$2,555	to	$2,665
Straight-line revenue	(444)	—	(444)
Straight-line expense	44	—	44
Depreciation, amortization and accretion	3,235	to	3,255
Stock-based compensation expense	170	—	170
Deferred portion of income tax and other income tax adjustments	(148)	—	(148)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	(617)	to	(627)
Capital improvement capital expenditures	(165)	to	(175)
Corporate capital expenditures	(5)	—	(5)
Consolidated AFFO	$4,625	to	$4,735
Minority interest	$(170)	—	$(170)
AFFO attributable to AMT common stockholders	$4,455	to	$4,565
Divided by weighted average diluted shares outstanding (in thousands)	463,000	—	463,000
AFFO attributable to AMT common stockholders per Share	$9.62	to	$9.86

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended June 30, 2022 and its updated outlook for 2022. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 4520199
When available, a replay of the call can be accessed until 11:59 p.m. ET on August 11, 2022. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 5855174
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 222,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.
Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.
Non-GAAP and Defined Financial Measure Definitions
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. Prior to the first quarter of 2021, stock-based compensation expense recorded in costs of operations was also excluded. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.
Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its European business.
Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.
Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2022 outlook and other targets, foreign currency exchange rates, our expectations for the closing of signed acquisitions and signed partnership agreements, our expectations for the financing of our acquisitions, including the CoreSite Acquisition, our expectations for the proposed closing of the transaction with Stonepeak, including the ability to satisfy the closing conditions, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India and factors that could affect such expectations, our expectations regarding the impacts of COVID-19 and actions in response to the pandemic on our business and our operating results and factors that could affect such expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (3) a substantial portion of our revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (4) increasing competition within our industry may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) failure to successfully and efficiently integrate and operate acquired data center facilities and related assets, including those acquired through the CoreSite Acquisition, into our operations may adversely affect our business, operations and financial condition; (7) new technologies or changes in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (8) competition for assets could adversely affect our ability to achieve our return on investment criteria; (9) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (10) rising inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (11) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (12) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (13) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (14) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; and (22) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information provided in Item 1A of our Form 10-K for the year ended December 31, 2021, under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,066.7	$1,949.9
Restricted cash	136.4	393.4
Accounts receivable, net	792.7	728.9
Prepaid and other current assets	729.8	657.2
Total current assets	3,725.6	3,729.4
PROPERTY AND EQUIPMENT, net	19,716.0	19,784.0
GOODWILL	12,969.5	13,350.1
OTHER INTANGIBLE ASSETS, net	19,225.6	20,727.2
DEFERRED TAX ASSET	132.6	131.6
DEFERRED RENT ASSET	2,760.9	2,539.6
RIGHT-OF-USE ASSET	9,159.2	9,225.1
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	427.4	400.9
TOTAL	$68,116.8	$69,887.9
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$194.5	$272.4
Accrued expenses	1,262.2	1,412.8
Distributions payable	672.5	642.1
Accrued interest	236.6	254.7
Current portion of operating lease liability	762.6	712.6
Current portion of long-term obligations	3,603.9	4,568.7
Unearned revenue	729.4	1,204.0
Total current liabilities	7,461.7	9,067.3
LONG-TERM OBLIGATIONS	37,240.1	38,685.5
OPERATING LEASE LIABILITY	7,862.0	8,041.8
ASSET RETIREMENT OBLIGATIONS	2,029.7	2,003.0
DEFERRED TAX LIABILITY	1,604.9	1,830.9
OTHER NON-CURRENT LIABILITIES	1,192.2	1,189.8
Total liabilities	57,390.6	60,818.3
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.7
Additional paid-in capital	14,606.8	12,240.2
Distributions in excess of earnings	(842.3)	(1,142.4)
Accumulated other comprehensive loss	(5,528.2)	(4,738.9)
Treasury stock	(1,282.4)	(1,282.4)
Total American Tower Corporation equity	6,958.7	5,081.2
Noncontrolling interests	3,767.5	3,988.4
Total equity	10,726.2	9,069.6
TOTAL	$68,116.8	$69,887.9

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES:
Property	$2,614.5	$2,233.0	$5,215.3	$4,362.7
Services	59.8	65.9	119.3	94.7
Total operating revenues	2,674.3	2,298.9	5,334.6	4,457.4
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	794.0	623.3	1,565.5	1,186.6
Services	28.9	24.6	56.8	35.6
Depreciation, amortization and accretion	826.5	554.8	1,642.3	1,077.3
Selling, general, administrative and development expense(1)	222.9	207.2	516.8	389.8
Other operating expenses	19.7	39.8	45.8	90.2
Total operating expenses	1,892.0	1,449.7	3,827.2	2,779.5
OPERATING INCOME	782.3	849.2	1,507.4	1,677.9
OTHER INCOME (EXPENSE):
Interest income	14.3	7.6	24.2	19.0
Interest expense	(276.6)	(213.7)	(539.0)	(420.7)
Loss on retirement of long-term obligations	—	—	—	(25.7)
Other income (including foreign currency gains of $394.7, $146.9, $636.8 and $241.6, respectively)	378.3	177.6	630.9	272.8
Total other income (expense)	116.0	(28.5)	116.1	(154.6)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	898.3	820.7	1,623.5	1,523.3
Income tax provision	(7.4)	(72.8)	(29.9)	(123.1)
NET INCOME	890.9	747.9	1,593.6	1,400.2
Net loss (income) attributable to noncontrolling interests	7.3	(1.6)	16.3	(8.9)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$898.2	$746.3	$1,609.9	$1,391.3
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.96	$1.66	$3.52	$3.11
Diluted net income attributable to American Tower Corporation common stockholders	$1.95	$1.65	$3.51	$3.10
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	458,776	450,617	457,369	447,569
DILUTED	459,819	452,354	458,564	449,390

_______________
(1)Selling, general, administrative and development expense include stock-based compensation expense in aggregate amounts of $42.2 million and $98.9 million for the three and six months ended June 30, 2022, respectively, and $31.9 million and $69.9 million for the three and six months ended June 30, 2021, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,593.6	$1,400.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,642.3	1,077.3
Stock-based compensation expense	98.9	69.9
Loss on early retirement of long-term obligations	—	25.7
Other non-cash items reflected in statements of operations	(655.5)	(209.1)
Increase in net deferred rent balances	(222.7)	(224.7)
Right-of-use asset and Operating lease liability, net	(7.1)	14.7
Unearned revenue	(495.3)	111.2
Increase in assets	(240.3)	(219.6)
Decrease in liabilities	(135.0)	(1.0)
Cash provided by operating activities	1,578.9	2,044.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(756.2)	(602.7)
Payments for acquisitions, net of cash acquired	(218.3)	(8,882.6)
Proceeds from sales of short-term investments and other non-current assets	9.2	7.9
Payment for investments in equity securities	—	(25.0)
Deposits and other	61.8	(3.2)
Cash used for investing activities	(903.5)	(9,505.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	2,900.0	6,511.8
Proceeds from issuance of senior notes, net	1,293.6	3,828.0
Proceeds from term loans	—	2,347.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(1)	(5,954.0)	(6,008.4)
Contributions from noncontrolling interest holders	48.4	—
Distributions to noncontrolling interest holders	(0.1)	(225.7)
Proceeds from stock options and employee stock purchase plan	19.8	26.6
Distributions paid on common stock	(1,280.1)	(1,096.4)
Proceeds from the issuance of common stock, net	2,291.7	2,361.8
Payment for early retirement of long-term obligations	—	(61.9)
Deferred financing costs and other financing activities(2)	(74.7)	(93.3)
Purchases of redeemable noncontrolling interests	—	(2.5)
Cash (used for) provided by financing activities	(755.4)	7,587.0
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(60.2)	13.4
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	(140.2)	139.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	2,343.3	1,861.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,203.1	$2,000.8
CASH PAID FOR INCOME TAXES, NET(3)	$181.4	$62.2
CASH PAID FOR INTEREST	$529.9	$388.9
_______________
(1)Six months ended June 30, 2022 and June 30, 2021 include $3.2 million and $3.0 million of finance lease payments, respectively.
(2)Six months ended June 30, 2022 and June 30, 2021 include $19.3 million and $16.8 million of perpetual land easement payments, respectively.
(3)Six months ended June 30, 2022 include $46.6 million related to the Global Tower Partners (“GTP”) one-time cash settlement. In 2015, the Company incurred charges in connection with certain tax elections wherein MIP Tower Holdings LLC, parent company to GTP, would no longer operate as a separate REIT for federal and state income tax purposes. The Company finalized a settlement related to this tax election in the six month period ended June 30, 2022.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

During the fourth quarter of 2021, as a result of the CoreSite Acquisition, the Company updated its reportable segments to add a Data Centers segment. The Data Centers segment is within its property operations. The Company now reports its results in seven segments – U.S. & Canada property (which includes all assets in the United States and Canada, other than the Company’s data center facilities and related assets), Asia-Pacific property, Africa property, Europe property, Latin America property, Data Centers and Services. The Company believes this change provides greater visibility into its operating segments and aligns its reporting with management’s current approach of allocating costs and resources, managing growth and profitability and assessing the operating performance of its business segments. This change applies to its business operations results for the year 2021 and had no impact on the Company’s consolidated financial statements for any prior year periods. Historical financial information prior to 2021 has not been adjusted to reflect the change in reportable segments.

	Three Months Ended June 30, 2022
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,236	$425	$298	$286	$179	$1,188	$191	$2,615	$60	$2,674
Segment operating expenses	213	134	182	112	75	502	79	794	29	823
Segment Gross Margin	$1,023	$292	$116	$174	$104	$685	$112	$1,821	$31	$1,851
Segment SG&A(3)	44	26	6	22	14	68	16	127	5	132
Segment Operating Profit	$980	$266	$110	$152	$89	$617	$97	$1,693	$26	$1,719
Segment Operating Profit Margin	79%	63%	37%	53%	50%	52%	51%	65%	43%	64%

Growth Metrics
Revenue Growth	0.4%	16.3%	(0.1)%	15.1%	103.6%	18.8%	7,544.0%	17.1%	(9.3)%	16.3%
Total Tenant Billings Growth	(0.4)%	13.5%	7.7%	15.5%	110.6%	22.0%	N/A	7.8%
Organic Tenant Billings Growth	(0.4)%	8.3%	3.9%	9.0%	11.2%	7.8%	N/A	2.6%

Revenue Components(4)
Prior-Year Tenant Billings	$1,106	$238	$154	$183	$61	$636	$—	$1,743
Colocations/Amendments	31	9	9	15	3	36	—	68
Escalations	31	21	3	11	5	39	—	70
Cancellations	(65)	(11)	(6)	(9)	(1)	(26)	—	(91)
Other	(1)	0	(0)	(0)	0	0	—	(1)
Organic Tenant Billings	$1,102	$258	$160	$200	$68	$686	$—	$1,788
New Site Tenant Billings	(1)	12	6	12	61	91	—	90
Total Tenant Billings	$1,101	$270	$166	$212	$129	$777	$—	$1,878
Foreign Currency Exchange Impact(5)	(0)	5	(7)	(16)	(12)	(30)	—	(30)
Total Tenant Billings (Current Period)	$1,101	$276	$158	$196	$117	$747	$—	$1,848

Straight-Line Revenue	103	0	1	4	1	7	5	114
Pre-paid Amortization Revenue	25	1	—	0	3	4	—	29
Other Revenue	7	39	0	(9)	1	33	186	226
International Pass-Through Revenue	—	107	144	100	56	408	—	408
Foreign Currency Exchange Impact(6)	0	2	(6)	(7)	(0)	(11)	—	(11)
Total Property Revenue (Current Period)	$1,236	$425	$298	$286	$179	$1,188	$191	$2,615
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended June 30, 2021
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,231	$366	$298	$248	$88	$1,000	$3	$2,233	$66	$2,299
Segment operating expenses	211	112	184	86	30	412	1	623	25	648
Segment Gross Margin	$1,020	$254	$114	$162	$58	$588	$2	$1,610	$41	$1,651
Segment SG&A(3)	41	30	24	18	8	80	1	122	4	126
Segment Operating Profit	$979	$224	$90	$145	$50	$509	$0	$1,488	$37	$1,525
Segment Operating Profit Margin	80%	61%	30%	58%	57%	51%	8%	67%	56%	66%

Growth Metrics
Revenue Growth	13.2%	24.5%	9.9%	20.4%	153.0%	24.1%	N/A	17.9%	232.8%	20.2%
Total Tenant Billings Growth	8.7%	12.7%	2.5%	13.8%	86.1%	14.5%	N/A	10.7%
Organic Tenant Billings Growth	4.4%	8.4%	(1.7)%	8.2%	4.4%	5.3%	N/A	4.8%

Revenue Components(4)
Prior-Year Tenant Billings	$1,017	$199	$146	$155	$31	$530	$—	$1,547
Colocations/Amendments	33	8	12	10	2	31	—	65
Escalations	33	11	3	6	0	21	—	54
Cancellations	(19)	(3)	(17)	(4)	(1)	(25)	—	(45)
Other	(2)	1	(0)	1	0	2	—	(0)
Organic Tenant Billings	$1,063	$215	$143	$167	$32	$558	$—	$1,621
New Site Tenant Billings	43	8	6	9	25	48	—	92
Total Tenant Billings	$1,106	$224	$149	$176	$57	$606	$—	$1,712
Foreign Currency Exchange Impact(5)	—	14	4	7	4	30	—	30
Total Tenant Billings (Current Period)	$1,106	$238	$154	$183	$61	$636	$—	$1,743

Straight-Line Revenue	93	3	1	4	2	11	—	104
Pre-paid Amortization Revenue	37	1	—	0	10	11	—	48
Other Revenue	(6)	36	1	(3)	3	38	3	34
International Pass-Through Revenue	—	81	138	61	11	291	—	291
Foreign Currency Exchange Impact(6)	—	6	4	2	(0)	13	—	13
Total Property Revenue (Current Period)	$1,231	$366	$298	$248	$88	$1,000	$3	$2,233
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended June 30,
	2022	2021
Net income	$890.9	$747.9
Income tax provision	7.4	72.8
Other income	(378.3)	(177.6)
Interest expense	276.6	213.7
Interest income	(14.3)	(7.6)
Other operating expenses	19.7	39.8
Depreciation, amortization and accretion	826.5	554.8
Stock-based compensation expense	42.2	31.9
Adjusted EBITDA	$1,670.7	$1,475.7
Total revenue	$2,674.3	$2,298.9
Adjusted EBITDA Margin	63%	64%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended June 30,
	2022	2021
Net income	$890.9	$747.9
Real estate related depreciation, amortization and accretion	796.4	499.5
Losses from sale or disposal of real estate and real estate related impairment charges	4.3	3.3
Adjustments for unconsolidated affiliates and noncontrolling interests	(42.6)	(16.1)
Nareit FFO attributable to AMT common stockholders	$1,649.0	$1,234.6
Straight-line revenue	(113.3)	(104.8)
Straight-line expense	10.7	15.4
Stock-based compensation expense	42.2	31.9
Deferred portion of income tax and other income tax adjustments	(74.2)	16.4
GTP one-time cash tax settlement	0.8	—
Non-real estate related depreciation, amortization and accretion	30.1	55.3
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	11.4	9.1
Other income(1)	(378.3)	(177.6)
Other operating expense(2)	15.4	36.5
Capital improvement capital expenditures	(40.7)	(35.0)
Corporate capital expenditures	(2.7)	(1.3)
Adjustments for unconsolidated affiliates and noncontrolling interests	42.6	16.1
Consolidated AFFO	$1,193.0	$1,096.6
Adjustments for unconsolidated affiliates and noncontrolling interests(3)	(37.8)	(17.1)
AFFO attributable to AMT common stockholders	$1,155.2	$1,079.5
Divided by weighted average diluted shares outstanding (in thousands)	459,819	452,354
Consolidated AFFO per Share	$2.59	$2.42
AFFO attributable to AMT common stockholders per Share	$2.51	$2.39
_______________
(1)Three months ended June 30, 2022 and June 31, 2021 include gains on foreign currency exchange rate fluctuations of $394.7 million and $146.9 million, respectively.
(2)Primarily includes integration and acquisition-related costs.
(3)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO.